Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-272180 on Form S-3 and Registration Statement No. 333-258973 on Form S-8 of our report dated February 28, 2024 relating to the financial statements of Virtus Investment Partners, Inc. and the effectiveness of Virtus Investment Partners, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Virtus Investment Partners, Inc. for the year ended December 31, 2023.
/s/ DELOITTE & TOUCHE LLP
Hartford, Connecticut
February 28, 2024